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                                                                    Exhibit 99.1

                            VINEYARD NATIONAL BANCORP

                                  PRESS RELEASE

                 VINEYARD NATIONAL BANCORP ANNOUNCES SIGNING OF
                  MERGER AGREEMENT WITH SOUTHLAND BUSINESS BANK

                  Rancho Cucamonga, CA (April 9, 2003) - Vineyard National Bancorp (the "Company") (NASDAQ: VNBC) announced today the signing of a definitive merger agreement pursuant to which the Company's wholly owned subsidiary, Vineyard Bank, will acquire Southland Business Bank, a California-chartered commercial bank ("Southland Bank"). This acquisition will expand the Company's presence in the San Gabriel Valley and surrounding areas. Southland Bank, which is headquartered in Irwindale, California, had total assets of $34.5 million, total deposits of $31.4 million and total stockholders' equity of $2.7 million as of December 31, 2002.

                  Under the terms of the merger agreement, shareholders of Southland Bank will receive total consideration of $3.2 million for the 527,906 shares currently outstanding to be paid in newly issued shares of common stock from the Company, subject to certain conversion and exchange ratio conditions. To the extent the average closing price of the Company's common stock is less than $17.78 prior to the measurement date for the transaction, then a portion of the consideration will be paid in cash. The merger is expected to close during the third quarter of the calendar year 2003, pending the receipt of all requisite regulatory approvals and the approval of Southland Bank's shareholders.

                  "We are excited to have the opportunity in bringing our relationship banking efforts into the San Gabriel Valley, and the customers and employees of Southland Bank are warmly greeted with enthusiasm," stated Norman Morales, President and Chief Executive Officer of Vineyard Bank and the Company. "We have become the Inland Empire's fastest growing bank for two consecutive years, which supports our belief that community banking is a viable option for those desiring relationship banking and service. Our resources will be made available for Southland Bank's customers, and will enable us to tap into this marketplace with energy and commitment."

                   Donna Duncan, Chairman of the Board of Directors of Southland Bank, also voiced her enthusiasm for the combination, indicating that the merger with Vineyard Bank creates an outstanding opportunity for Southland Bank shareholders and allows Southland Bank to join forces with a growing company which has the resources, products and reputation to offer a wide range of both retail and commercial financial services to Southland Bank's customers.

                  The Company is a $465 million bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in

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Rancho Cucamonga, California. Vineyard Bank operates through six full-service branch offices in San Bernardino and Los Angeles counties of California, and three loan production offices located in Beverly Hills, Manhattan Beach and San Diego, California. The Company's common stock is traded on the NASDAQ National Market System under the symbol "VNBC."

DISCLAIMER

                  This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.